UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on a current report on Form 8-K filed by the Company on July 24, 2013, Limelight Networks, Inc. (the “Company”) and Douglas S. Lindroth entered into a transition agreement, which amended the employment agreement between the Company and Mr. Lindroth dated as of October 14, 2008, as amended. In addition to the severance benefits set forth in the transition agreement and described in the July 24, 2013 8-K, the transition agreement provided that the Company’s Compensation Committee (the “Committee”) would evaluate Mr. Lindroth’s performance during the transition period and would determine whether to approve accelerated vesting of that portion of his then unvested equity awards that would otherwise vest according to their terms on or after January 1, 2014 and on or before June 1, 2014, or any portion thereof. On October 30, 2013, based on Mr. Lindroth’s performance during the transition period, the Committee approved the discretionary accelerated vesting as provided in the transition agreement. Effective on his termination date, a total of 41,250 restricted stock units will vest, representing restricted stock units that were scheduled to vest on March 1 and June 1, 2014. Additionally, on his termination date, 18,230 stock options with an exercise price at $8.07, 9,375 options at $3.68; and 61,875 options at $1.80 will vest. None of the above-referenced amounts will be paid or provided until a separation agreement and release of claims is signed and becomes effective and irrevocable.

Also, as previously announced on a Current Report on Form 8-K filed by the Company on October 2, 2013, in connection with elimination of the position of Chief Operating Officer, Indu Kodukula’s employment with the Company terminated on October 31, 2013. The Company and Mr. Kodukula have entered into a separation agreement that, if not revoked by Mr. Kodukula prior to November 5, 2013, will pay Mr. Kodukula the severance benefits consistent with the terms of his employment agreement described in the October 2, 2013 8-K, as well as accelerate 29,688 RSUs that were scheduled to vest on December 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: November 1, 2013	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary